Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Financial Data”, “Senior Securities”, and “Experts” and to the inclusion of our reports (a) dated March 11, 2016, with respect to the consolidated financial statements of CĪON Investment Corporation as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and (b) dated April 5, 2016, with respect to the senior securities table of CĪON Investment Corporation as of December 31, 2015, 2014, 2013 and 2012 in Post-Effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-203683) and related Prospectus of CĪON Investment Corporation for the registration of up to 100,000,000 shares of its common stock.

/s/ Ernst & Young LLP

New York, New York
April 5, 2016